                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                       Astoria Financial Corporation
                    -----------------------------------
                 (Name of Registrant as Specified In Its Charter)

               ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       1)   Title of each class of securities to which transaction applies:
       2)   Aggregate number of securities to which transaction applies:
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       4)   Proposed maximum aggregate value of transaction:
       5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:
       2)   Form, Schedule or Registration Statement No.:
       3)   Filing Party:
       4)   Date Filed:

[AFC Logo and Address]



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 6, 1998

     The Annual Meeting of Shareholders of Astoria Financial Corporation will be held on Wednesday, May 6, 1998, at 9:30 a.m., Eastern time, at the New Hyde Park Inn, 214 Jericho Turnpike, New Hyde Park, New York 11040. The meeting will be held to consider and act upon the following matters:

     1. The election of three directors for terms of three years each;

     2. The approval of an amendment to the Certificate of Incorporation of Astoria Financial Corporation to increase the authorized Common Stock of Astoria Financial Corporation to 200,000,000 shares;

     3. The ratification of the appointment of independent auditors; and

     4. Such other matters as may properly come before the Annual Meeting or any adjournment or postponements thereof.

     Holders of record of Astoria Financial Corporation Common Stock as of the close of business on March 23, 1998, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the Annual Meeting will be available at the meeting, and at Astoria Financial Corporation, One Astoria Federal Plaza, Lake Success, New York 11042-1085 and the New Hyde Park Inn at the address set forth above for a period of ten days prior to the meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE.

                                         By Order of the Board of Directors,



                                         William K. Sheerin
                                         Executive Vice President & Secretary

Dated:    April 2, 1998

                         ASTORIA FINANCIAL CORPORATION
                           ONE ASTORIA FEDERAL PLAZA
                       LAKE SUCCESS, NEW YORK 11042-1085

                       ---------------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 6, 1998

                       ---------------------------------

GENERAL INFORMATION

     This Proxy Statement and the accompanying proxy card are being furnished to holders of Astoria Financial Corporation ("AFC") common stock in connection with the solicitation of proxies by the Board of Directors of AFC (the "Board") for use at the AFC Annual Meeting of Shareholders to be held on May 6, 1998, and at any adjournment or postponement thereof (the "Annual Meeting"). The Annual Meeting will be held at 9:30 a.m., Eastern time, at the New Hyde Park Inn, 214 Jericho Turnpike, New Hyde Park, New York 11040. Only holders of record of AFC's issued and outstanding common stock, par value $0.01 per share ("AFC Common Stock"), as of the close of business on March 23, 1998 (the "Record Date") are entitled to vote at the Annual Meeting. The 1997 Annual Report to Shareholders, including the consolidated financial statements for the fiscal year ended December 31, 1997, accompanies this Proxy Statement and the proxy card which are first being mailed or given to shareholders of record on or about April 2, 1998.

VOTING AND QUORUM REQUIREMENTS

     As of the Record Date, there were [26,418,340] shares of AFC Common Stock issued and outstanding and entitled to vote at the Annual Meeting. Each share of AFC Common Stock outstanding on the Record Date entitles the holder thereof to one vote on each matter to properly come before the Annual Meeting, except as described below. The presence, either in person or by proxy, of the holders of a majority of the shares of AFC Common Stock issued and outstanding as of the Record Date is necessary to constitute a quorum at the Annual Meeting.

     The election of directors shall be by a plurality of votes cast by the holders of AFC Common Stock present, in person or by proxy, and entitled to vote thereon. Holders of AFC Common Stock may not vote their shares cumulatively with respect to the election of directors. The approval of the amendment to the Certificate of Incorporation of AFC to increase the authorized AFC Common Stock to 200,000,000 shares requires the affirmative vote of a majority of the holders of AFC Common Stock issued and outstanding as of the Record Date. The ratification of the appointment of independent auditors and any other matters as may properly come before the Annual Meeting requires the affirmative vote of a majority of the votes cast by the holders of AFC Common Stock present, in person or by proxy, and entitled to vote thereon.

     Shares of AFC Common Stock as to which the "ABSTAIN" box has been selected on the proxy card, with respect to the approval of the amendment to the Certificate of Incorporation of AFC to increase the authorized AFC Common Stock and to the ratification of appointment of KPMG Peat Marwick LLP as independent auditors for AFC, will be counted as present and entitled to vote and will have the effect of a vote against the proposal so indicated. In contrast, shares of AFC Common Stock underlying broker non-votes will not be counted as present and entitled to vote and will have no effect on the vote on each matter presented except for the approval of the amendment to the Certificate of Incorporation of AFC to increase the authorized AFC Common Stock, in which case broker non-votes will have the effect of a vote against the proposal.

     EVERY PROPERLY EXECUTED PROXY THAT IS TIMELY RECEIVED BY AFC WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED THEREIN UNLESS OTHERWISE REVOKED. PROPERLY EXECUTED UNMARKED PROXIES WILL BE VOTED FOR THE ELECTION OF THE BOARD'S NOMINEES AS DIRECTORS, FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF AFC TO INCREASE THE AUTHORIZED AFC COMMON STOCK AND FOR THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS. IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED AN ASSIGNMENT OF VOTING RIGHTS FROM THE SHAREHOLDER OF RECORD TO VOTE PERSONALLY AT THE ANNUAL MEETING.

     Pursuant to the Certificate of Incorporation of AFC, no record shareholder of AFC Common Stock which is beneficially owned, directly or indirectly, by a shareholder who as of the Record Date beneficially owns more than ten percent (10%) of the AFC Common Stock outstanding on such date will be entitled or permitted to vote any shares of AFC Common Stock in excess of ten percent (10%) of AFC Common Stock outstanding as of the Record Date. For purposes of this limitation, neither the Astoria Federal Savings and Loan Association ("Association") Employee Stock Ownership Plan (the "ESOP") nor the trustee of such plan is considered the beneficial owner of the AFC Common Stock held by the ESOP.

REVOCATION OF PROXIES

      Any shareholder who executes a proxy has the right to revoke it at any time before it is voted. A proxy may be revoked by delivering to the Secretary of AFC, at its principal office, either a written revocation or a proxy, duly executed, bearing a later date, or by attending the Annual Meeting and voting in person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information, as of February 27, 1998, with respect to the beneficial ownership of AFC Common Stock by each person or group of persons, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), known to AFC to be the beneficial owner of more than 5% of AFC voting stock. For purposes of the Annual Meeting, the AFC Common Stock is the only AFC voting stock outstanding.


                                                                AMOUNT AND NATURE OF    PERCENT OF
TITLE OF CLASS    NAME & ADDRESS OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP      CLASS
--------------    ----------------------------------            --------------------    ----------
Common            State Street Bank and Trust Company, Trustee       2,703,022 (1)        10.23 %
                  225 Franklin Street
                  Boston, Massachusetts
Common            FMR Corp.                                          1,696,870 (2)         6.42 %
                  82 Devonshire Street
                  Boston, Massachusetts 02109

----------------------------

(1) State Street Bank and Trust Company ("State Street") is the trustee of the ESOP, which is administered by the ESOP Committee consisting of four (4) officers of the Association, one of whom is an executive officer of AFC. As of December 31, 1997, State Street held 2,581,224 shares of AFC Common Stock for the benefit of the participants of the ESOP. Under the terms of the ESOP, the Trustee votes the shares held by the ESOP Trust based upon directions received from the participants as "named fiduciaries" in the ESOP. As of December 31, 1997, approximately 860,653 shares were allocated to participants. For voting purposes, each participant as a "named fiduciary" will be eligible to direct the Trustee how to vote at the Annual Meeting as to the number of shares of AFC Common Stock which have been allocated to his or her account under the ESOP. The remaining unallocated shares and any allocated shares with respect to which no voting instructions have been received, will be voted by the Trustee at the Annual Meeting in the same manner and proportion as the allocated shares, with respect to which voting instructions have been received, so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Due to the requirements of ERISA, the Trustee is deemed to have shared voting power as to all shares held in the ESOP Trust. According to a filing on Schedule 13G dated February 10, 1998, State Street also holds 121,798 shares as trustee or discretionary advisor of various collective investment funds for employee benefit plans of other companies and other index accounts, as to which State Street has sole voting and dispositive power.
(2) According to a filing on Schedule 13G dated February 14, 1998, Edward C. Johnson 3d and Abigail P. Johnson own 12.0 % and 24.5 %, respectively, of the outstanding voting common stock of FMR Corp. Mr. Johnson is Chairman of FMR Corp. The members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended, is the beneficial owner of 1,072,700 shares of AFC Common Stock as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Mr. Johnson and FMR each claim sole dispositive power with respect to such shares of AFC Common Stock. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 624,170 shares of AFC Common Stock. Edward C. Johnson 3d and FMR Corp., through their control of Fidelity Management Trust Company, each claim sole dispositive over 624,170 shares of AFC Common Stock and sole power to direct the voting of 484,970 shares, and no power to vote or to direct the voting of 129,200 shares of AFC Common Stock owned by institutional account(s).

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     The Board consists of ten directors divided into three classes, two classes consisting of three directors each and one class consisting of four directors. Upon election by the shareholders, the directors of each class serve for a term of three years, with the directors of one class elected each year.

     In all cases, directors serve until their respective successors are duly elected and qualified. Pursuant to the Bylaws of AFC, no person is eligible for election or appointment as a director who is seventy-five (75) years of age or older, and no person shall continue to serve as a director after the regular Board meeting immediately preceding his seventy-fifth (75th) birthday.

     The directors whose terms expire at the Annual Meeting are William J. Fendt, Robert G. Bolton and Thomas V. Powderly. Each of these directors (singularly the "Board Nominee" and collectively the "Board Nominees") has been nominated by the Board to stand for reelection, and, if elected, to serve for a term expiring at the annual meeting of shareholders of AFC to be held in 2001. Each Board Nominee has consented to being named in this Proxy Statement and to serve if elected.

     IF ANY BOARD NOMINEE SHOULD REFUSE OR BE UNABLE TO SERVE, THE PROXIES WILL BE VOTED FOR SUCH PERSON AS SHALL BE DESIGNATED BY THE BOARD TO REPLACE SUCH NOMINEE. THE BOARD PRESENTLY HAS NO KNOWLEDGE THAT ANY OF THE BOARD NOMINEES WILL REFUSE OR BE UNABLE TO SERVE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE BOARD NOMINEES FOR
                                              ---
ELECTION AS DIRECTORS OF AFC FOR TERMS OF THREE YEARS EACH.

BOARD NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the Board Nominees for election and members of the Board.


                                                                                      DIRECTOR    TERM
       NAME                AGE (1)      POSITIONS HELD WITH AFC (2)                   SINCE (3)  EXPIRES
       ----                ------       --------------------------                    ---------  -------
George L. Engelke, Jr.        59   Director, Chairman of the Board, President, &          1983       1999
                                   Chief Executive Officer
Gerard C. Keegan              51   Director, Vice Chairman and Chief                      1997       2000
                                   Administrative Officer                                 1988       1998
Robert G. Bolton              73   Director & Nominee                                     1975       2000
Andrew M. Burger              63   Director                                               1990       2000
Denis J. Connors              56   Director                                               1990       2000
Thomas J. Donahue             57   Director                                               1976       1998
William J. Fendt              72   Director & Nominee                                     1997       1999
Peter C. Haeffner, Jr.        59   Director                                               1996       1999
Ralph F. Palleschi            51   Director                                               1995       1998
Thomas V. Powderly            60   Director & Nominee

-----------------------------

(1)  As of the Record Date.
(2)  All directors of AFC also serve as directors of the Association.
(3) All directors, except Messrs. Keegan, Haeffner, Palleschi and Powderly, commenced service as directors of AFC on June 14, 1993, the date of AFC's incorporation. As to such directors, the dates set forth are the dates the individuals commenced service as directors of the Association. Messrs. Keegan, Haeffner, Palleschi and Powderly commenced service as directors of both AFC and the Association on the respective dates indicated above.

     The following table sets forth certain information regarding the non-director executive officers of AFC.


       NAME           AGE (1)           POSITIONS HELD WITH AFC
       ----           -------           -----------------------
Arnold K. Greenberg     57      Executive Vice President & Assistant Secretary
Thomas W. Drennan       53      Executive Vice President
                        47      Executive Vice President & Chief Financial
                                Officer
Monte N. Redman         62      Executive Vice President & Secretary
William K. Sheerin      44      Executive Vice President, Assistant Secretary &
Alan P. Eggleston               General Counsel

----------------------

(1)  As of the Record Date

     All executive officers of AFC have served as such since June 16, 1993, the date of the first organizational meeting of AFC following its incorporation, except Messrs. Keegan and Eggleston, who have served as executive officers since October 1997 and December 1995, respectively. All executive officers of AFC are elected annually and serve until their respective successors have been chosen, subject to their removal as officers at any time by the affirmative vote of a majority of the authorized number of directors then constituting the Board. See "Executive Compensation - Employment Agreements".

BIOGRAPHICAL INFORMATION

     The following is a brief description of the business experience of the directors, Board Nominees and executive officers for at least the past five years and their respective directorships, if any, with other public companies subject to the reporting requirements of the Exchange Act.

     Directors and Board Nominees

     GEORGE L. ENGELKE, JR. has been President and Chief Executive Officer of AFC since its formation in 1993. He has served as Chairman of the Board and of the Board of Directors of the Association since April 1997. A certified public accountant, he joined the Association in 1971 as Vice President and Treasurer. He was named Executive Vice President and Treasurer in 1974, Chief Operating Officer in 1986 and President and Chief Executive Officer in 1989. Mr. Engelke is a past Chairman and current director of the Community Bankers Association of New York State and a former director of the Federal Home Loan Bank of New York and of America's Community Bankers. He is a member of the Thrift Institutions Advisory Panel to the Federal Reserve Bank of New York. He also serves as a director of Community Preservation Corporation and the Advisory Board of Neighborhood Housing Services of New York City, Inc. Mr. Engelke previously served as a member of the Financial Accounting Standards Advisory Council.

     GERARD C. KEEGAN has been Vice Chairman and Chief Administrative Officer of AFC and the Association since September 30, 1997 when he joined AFC following the merger of The Greater New York Savings Bank ("The Greater") with and into the Association ("The Greater Merger"). Prior to joining AFC, Mr. Keegan served from 1991 to 1997 as Chairman, President and Chief Executive Officer of The Greater. From 1988 to 1991, he served as President and Chief Operating Officer of The Greater. He served as a director of The Greater from 1988 to 1997.

     ROBERT G. BOLTON, in 1989, retired from his position as Vice President of the Association. Prior to his service with the Association, Mr. Bolton was Chief Executive Officer of Oneonta Federal Savings and Loan Association, which was acquired by the Association in 1988.

     ANDREW M. BURGER is President of Atlantic Iron Works, Inc., a steel fabricating company located in Long Island City, New York.

     DENIS J. CONNORS is the former Chairman and Chief Executive Officer of Curran & Connors, Inc., a designer and publisher of annual reports.

     THOMAS J. DONAHUE, a certified public accountant, retired as a partner of Peat, Marwick, Mitchell & Co., the predecessor of KPMG Peat Marwick LLP, in 1986. Following his retirement and prior to becoming a director of the Association, Mr. Donahue served as president and a director of other savings institutions from 1987 to 1990. Presently, Mr. Donahue is self-employed as a financial consultant.

     WILLIAM J. FENDT is a retired executive of New York Telephone Company, a predecessor of Bell Atlantic.

     PETER C. HAEFFNER, JR. is Co-National Director, Financial Services Group, of Cushman & Wakefield, Inc., a real estate firm. Mr. Haeffner had served as Eastern Regional Director, Financial Services Group from May 1994 to December 1994. Previously, Mr. Haeffner was President and Managing Director of Sonnenblick-Goldman Company, a real estate firm, for eight years. Mr. Haeffner also serves as a director of Stewart Title Insurance Company of New York and as a director of World Mae Association LLC, a global mortgage banking firm. Mr. Haeffner served as a director of The Greater from 1992 to 1997.

     RALPH F. PALLESCHI, a certified public accountant, co-founded, in 1983, First Long Island Investors, Inc., a registered investment advisor pursuant to the Investment Advisors Act of 1940, as amended, and a registered broker/dealer with the National Association of Securities Dealers, Inc. (NASD). He continues to serve as a director and is Executive Vice President and Chief Financial Officer of such company. He has also served from 1993 to 1997 as Chief Operating Officer of the New York Islanders hockey team. From 1977 to 1983, he served as Vice President - Finance and Chief Financial Officer of Entenmann's Inc., a publicly traded food products company. From 1968 to 1977, he was employed by Peat Marwick Mitchell & Co., predecessor of KPMG Peat Marwick LLP.

     THOMAS V. POWDERLY served in a variety of capacities with Fidelity New York, F.S.B. ("Fidelity") prior to its acquisition by the Association on January 31, 1995. From 1986 to 1990, he served as its Executive Vice President. In 1990, he was appointed its President and Chief Operating Officer and in 1992 was named its Chief Executive Officer. He was named Chairman of the Board of Directors of Fidelity in 1993. From 1993 until January 31, 1995, he served as its Chairman and Chief Executive Officer. Prior to 1986, Mr. Powderly held positions with Edward S. Gordon, Inc., a commercial real estate brokerage and management firm, and with several other thrift institutions.

     Executive Officers Who Are Not Directors

     ARNOLD K. GREENBERG has served as Executive Vice President of AFC since December 1997, as Senior Vice President from its formation in 1993 to 1997 and as Assistant Secretary since December 1993. He joined the Association in 1975 as Vice President and was appointed Senior Vice President in 1979 and as Executive Vice President in 1997. In 1986, Mr. Greenberg became Senior Vice President, Administration and Operations, and in January of 1993, Senior Vice President, Consumer Services.

     THOMAS W. DRENNAN, a certified public accountant, has served as Executive Vice President of AFC since December 1997 and as Senior Vice President from its formation in 1993 to 1997. He joined the Association in 1986 as Senior Vice President, Mortgage Services. He also serves as the Association's Community Reinvestment Act Officer.

     MONTE N. REDMAN has served as Executive Vice President and Chief Financial Officer of AFC since December 1997. He served as Senior Vice President, Treasurer and Chief Financial Officer of AFC from its formation in 1993 to 1997. He joined the Association in 1977. In 1979, he was named Assistant Controller, and, in 1982, Assistant Vice President. Mr. Redman became Vice President, Investment Officer in 1985, in 1989 was appointed Senior Vice President, Treasurer and Chief Financial Officer and, in 1997 was appointed Executive Vice President and Chief Financial Officer.

     WILLIAM K. SHEERIN has served as Executive Vice President and Secretary of AFC since December 1997. He served as Senior Vice President and Secretary of AFC from its formation in 1993 to 1997. He joined the Association in 1956. He was named Assistant Treasurer and promoted to Branch Manager in 1966. In 1974, he was promoted to Secretary and head of Savings Operations. In 1979, he was given the additional title of Vice President and in 1986 he was appointed Senior Vice President, Consumer Services. In 1993, Mr. Sheerin became Senior Vice President, Administrative Services and in 1997 became Executive Vice President and Secretary.

     ALAN P. EGGLESTON has served as Executive Vice President and General Counsel of AFC since December 1997 and as Assistant Secretary since September 1997. He served as Senior Vice President and General Counsel of AFC from 1995 to 1997. He joined the Association in 1993 as Vice President and General Counsel. In 1994,
he was named Vice President and General Counsel of AFC. In 1995, he became First Vice President and General Counsel of AFC and the Association. Prior to joining the Association, he served as an officer and counsel to several thrift institutions, including, from 1990 to 1993, as Senior Vice President and Secretary of National Savings Bank of Albany, a publicly traded thrift institution.

COMMITTEES AND MEETINGS OF THE BOARD

     The Board meets on a monthly basis and may have additional special meetings upon the request of the Chairman, President and Chief Executive Officer or any three (3) members of the Board. During the fiscal year ended December 31, 1997, the Board met thirteen (13) times. During this period, no director attended fewer than 75% of the total number of meetings held of the Board and its committees on which such director served, except Mr. Donahue, who for health related reasons, attended over 73% of such meetings. The Board has established the following standing committees:

     The Compensation Committee of AFC consists of Mr. Fendt, as Chairman, and Messrs. Burger, Connors, Donahue and Palleschi. Mr. Engelke serves ex officio as a non-voting member of the Compensation Committee. The function of the Compensation Committee is to review the performance and compensation of the officers of AFC, make recommendations to the Board with respect thereto and administer the Astoria Financial Corporation 1993 Incentive Stock Option Plan (the "Incentive Option Plan") and the 1996 Stock Option Plan for Officers and Employees of Astoria Financial Corporation (the "1996 Officer Option Plan") including the granting of options pursuant thereto. This committee meets as needed and met two (2) times during 1997.

     The Nominating Committee currently consists of Messrs. Burger, Connors and Donahue. The purpose of this committee is to recommend to the Board nominees for election to the Board with respect to those directorships which become vacant or whose terms expire at the next annual meeting of shareholders, to review any nominations for election to the Board made by any shareholder of AFC, and to determine compliance with the provisions of the Bylaws of AFC applicable thereto. See "Additional Information - 'Shareholders Proposals' and 'Notice of Business to be Conducted at an Annual Meeting'". The committee meets as needed and met one (1) time during 1997.

     The Audit Committee consists of Mr. Donahue, as Chairman, and Messrs., Burger, Connors, Fendt, and Powderly. The purpose of this committee is to meet with the independent and internal auditors of AFC and the Association and review the plans and reports of such auditors. This committee meets, at a minimum, on a quarterly basis, and met four (4) times during 1997.

     There is no family relationship between any director, any Board Nominee, any officer or any significant employee of AFC, except that Mr. Connors' spouse is the first cousin of Mr. Sheerin.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     It is the policy of AFC and the Association that all transactions between AFC or the Association and its directors, executive officers, holders of 10% or more of the shares of any class of its common stock, and affiliates thereof, will contain terms no less favorable to AFC or the Association than could have been obtained by it in arms-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of AFC or the Association, respectively, not having any interest in the transaction or, as allowed by law, are benefits provided generally to all full time employees of the Association on a nondiscriminatory basis and such benefits have been similarly approved by the Board. For a discussion of certain transactions involving AFC's directors, Board Nominees, executive officers or members of their families, see "Compensation

Committee Interlocks and Insider Participation."

     Effective after the close of business on September 30, 1997, AFC completed The Greater Merger. Following The GreaterMerger and in accordance with the terms thereof, Mr. Gerard C. Keegan was employed by AFC and the Association as Vice Chairman and Chief Administrative Officer and both Mr. Keegan and Mr. Peter C. Haeffner, Jr. were elected by the Boards of Directors of AFC and the Association as directors of AFC and the Association.

     AFC and the Association have entered into new employment agreements with Mr. Keegan to serve as Vice Chairman and Chief Administrative Officer and as a director of AFC and the Association, which agreements have an initial term of three years. The agreements provide for Mr. Keegan to serve at an initial minimum annual salary of $350,000 per year, subject to annual review and adjustment by the Board, and for an award of 15,000 shares of AFC Common Stock pursuant to the terms of the Astoria Federal Savings and Loan Association Recognition and Retention Plan for Officers and Employees ("Officers RRP"). Such award is earned and distributed in three equal annual installments commencing on January 10, 1998. The shares awarded to Mr. Keegan, based upon the closing price of AFC Common Stock as quoted on the NASDAQ National Market, had a value as of December 31, 1997 of $836,250. For a description of the employment agreements between AFC and the Association and their executive officers, see "Employment Agreements" below.

     In connection with the Merger, AFC agreed to honor all existing employment, severance and other compensation agreements and arrangements, including the employment agreement, as previously amended, and change in control letter agreement between The Greater and Mr. Keegan. Pursuant to the terms of The Greater Merger, AFC agreed to pay Mr. Keegan a cash amount in settlement of his employment agreements and change in control letter agreement with The Greater as soon as practicable following The Greater Merger. Such payment, inclusive of an excise tax indemnity payment provided for in such agreements, was $5,212,898.

     AFC also agreed with Mr. Keegan and three other individuals, all of whom had been employees of The Greater, to convert, based upon the elections made by such individuals, all of the options to acquire The Greater's common stock held by such individual into options to purchase shares of AFC Common Stock. Based upon this agreement, AFC, upon completion of The GreaterMerger, granted to Mr. Keegan aggregate options to purchase AFC Common Stock with respect to 147,590 shares of AFC Common Stock with a weighted average exercise price equal to $14.6023 per share. Such options are non-statutory options and were immediately exercisable upon grant. The options have various remaining terms ranging from approximately ten months to eight years and ten months from the date of The Greater Merger that are equal to the terms of the converted options.

     Prior to the effective date of The Greater Merger, The Greater maintained The Retirement Plan of The Greater New York Savings Bank for Non-Employee Directors ("The Greater Directors Plan"). The Greater Directors Plan provided each non-employee director of The Greater who had attained the age of 55 and completed five years of service as a director of The Greater with an annual retirement benefit equal to the director's annual retainer payable on the date of retirement ($24,000), reduced by 5% for each year (or fraction thereof) that the director's retirement date precedes the director's attainment of the age of 65 and increased to the actuarial equivalent of the normal annual retirement benefit based upon interest rate and mortality assumptions specified in The Greater Directors Plan if the director's retirement date is after the age of 65. The Greater Merger, as a "change in control", as defined in The Greater Directors Plan, resulted in Mr. Haeffner being entitled to an unreduced retirement benefit. Also, effective upon completion of The Greater Merger, the Deferred Compensation Plan for Non-Employee Directors of The Greater was terminated. Mr. Haeffner's benefit under such plan was transferred to the AFC Directors Deferred Compensation Plan (the "Deferred Plan").

     AFC also agreed, for a period of six years following The Greater Merger, to indemnify and hold harmless certain persons, including Messrs. Keegan and Haeffner, (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Merger, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent then permitted under applicable law. In connection with The Greater Merger, AFC also purchased for a period of six years after The Greater Merger, policies of directors' and officers' liability insurance providing the same coverage and amount and containing terms which are no less advantageous to the beneficiaries thereof, including Messrs. Keegan and Haeffner, as maintained by The Greater prior to The Greater Merger.

     Following the close of business on January 31, 1995, AFC acquired Fidelity, of which Mr. Powderly was Chairman, President and Chief Executive Officer, by the merger of Fidelity with and into the Association. As of the consummation of the merger, AFC entered into a consulting agreement with Mr. Powderly (the "Consulting Agreement"). The Consulting Agreement expired January 31, 1998 in accordance with its terms. Pursuant to the Consulting Agreement, Mr. Powderly received from AFC in 1997 an annual consulting fee of $290,000.

     For a discussion of the compensation received by directors, Board Nominees or executive officers, see "Director Compensation" and "Executive Compensation".

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information concerning the interests in AFC Common Stock as of February 27, 1998 of each director or Board Nominee of AFC, each executive officer of AFC named in the Summary Compensation Table (See "Executive Compensation - Summary Compensation Table") and all directors and executive officers of AFC as a group.

                                                           AMOUNT AND NATURE             PERCENT
                                                                                           OF
TITLE OF CLASS         NAME OF BENEFICIAL OWNER       OF BENEFICIAL OWNERSHIP (1)       CLASS (2)
--------------         ------------------------       ---------------------------       ---------
Common            George L. Engelke, Jr.                    673,393 (3)(14)               2.51 %
Common            Gerard C. Keegan                          206,470 (4)(14)
Common            Robert G. Bolton                          109,874 (5)(14)
Common            Andrew M. Burger                          112,315 (14)
Common            Denis J. Connors                          124,262 (14)
Common            Thomas J. Donahue                         119,966 (6)(14)
Common            William J. Fendt                          122,474 (14)
Common            Peter C. Haeffner, Jr.                     11,848 (7)(14)
Common            Ralph F. Palleschi                          9,000 (14)
Common            Thomas V. Powderly                         85,727 (8)(14)
Common            Arnold K. Greenberg                       269,320 (9)(14)               1.02 %
Common            Thomas W. Drennan                         212,425 (10)(14)
Common            Monte N. Redman                           204,168 (11)(14)
Common            William K. Sheerin                        226,358 (12)(14)
Common            All Directors, Board Nominees and
                  Executive Officers as a group (15
                  persons)                                2,423,797 (13)(14)              8.71 %

---------------------------------

(1) Except as otherwise indicated, each person listed has sole voting and investment power with respect to the shares of AFC Common Stock indicated.
(2) Except as otherwise indicated, the percent of class beneficially owned does not exceed one percent (1.00%).

(3) Included are 62,000 shares of AFC Common Stock as to which Mr. Engelke has shared voting and investment power, 52,900 shares of AFC Common Stock as to which he has sole voting and no investment power, 6,906 shares of AFC Common Stock as to which he has shared voting and no investment power, and 8,293 shares of AFC Common Stock as to which he has shared voting and sole investment power.
(4) Included are 1,218 shares of AFC Common Stock as to which Mr. Keegan has shared voting and investment power, 10,000 shares of AFC Common Stock as to which he has sole voting and no investment power, and 15,309 shares of AFC Common Stock as to which he has shared voting and no investment power.
(5) Included are 3,270 shares of AFC Common Stock as to which Mr. Bolton has shared voting and investment power.
(6) Included are 24,813 shares of AFC Common Stock as to which Mr. Donahue has shared voting and investment power.
(7) Included are 100 shares of AFC Common Stock as to which Mr. Haeffner has shared voting and investment power.
(8) Included are 6,784 shares of AFC Common Stock as to which Mr. Powderly has shared voting and investment power.
(9) Included are 63,518 shares of AFC Common Stock as to which Mr. Greenberg has shared voting and investment power, 18,918 shares of AFC Common Stock as to which he has sole voting and no investment power, 6,906 shares of AFC Common Stock as to which he has shared voting and no investment power, and 12,469 shares of AFC Common Stock as to which he has shared voting and sole investment power.
(10) Included are 46,433 shares of AFC Common Stock as to which Mr. Drennan has shared voting and investment power, 18,918 shares of AFC Common Stock as to which he has sole voting and no investment power, 6,906 shares of AFC Common Stock as to which he has shared voting and no investment power, and 9,814 shares of AFC Common Stock as to which he has shared voting and sole investment power.
(11) Included are 814 shares of AFC Common Stock as to which Mr. Redman has shared voting and investment power, 18,918 shares of AFC Common Stock as to which he has sole voting and no investment power, 6,906 shares of AFC Common Stock as to which he has shared voting and no investment power, and 7,931 shares of AFC Common Stock as to which he has shared voting and sole investment power.
(12) Included are 68,962 shares of AFC Common Stock as to which Mr. Sheerin has shared voting power, 14,238 shares of AFC Common Stock as to which he has sole voting and no investment power, 6,906 shares of AFC Common Stock as to which he has shared voting and no investment power, and 13,791 shares of AFC Common Stock as to which he has shared voting and sole investment power.
(13) Included are 178,445 shares of AFC Common Stock as to which Directors, Board Nominees and Executive Officers, as a group, have shared voting and investment power, 133,892 shares of AFC Common Stock as to which they have sole voting and no investment power, 54,647 shares of AFC Common Stock as to which they have shared voting and no investment power, and 53,078 shares of AFC Common Stock as to which they have shared voting and sole investment power.
(14) Included are shares of AFC Common Stock which could be acquired within 60 days of February 27, 1998 pursuant to options to acquire AFC Common Stock as follows:, Mr. Engelke (356,880 shares), Mr. Keegan (147,590 shares), Mr. Bolton (67,314 shares), Mr. Burger (82,314 shares), Mr. Connors (82,314 shares), Mr. Donahue (82,314 shares), Mr. Fendt (62,314 shares), Mr. Haeffner (6,000 shares), Mr. Palleschi (8,000 shares), Mr. Powderly (75,347 shares), Mr. Greenberg (101,425 shares), Mr. Drennan (118,225 shares), Mr. Redman (106,825 shares), Mr. Sheerin (75,657 shares) and all Directors, Board Nominees and Executive Officers as a group (1,394,357 shares).

DIRECTOR COMPENSATION

     DIRECTORS' AND OTHER FEE ARRANGEMENTS

     All non-employee directors of AFC receive an annual retainer of $15,000. No additional fees for attendance at Board or committee meetings are paid. The members of the Board also served as directors of the Association. All non-employee directors of the Association receive an annual retainer of $30,000. No additional fees for attendance at Association Board of Directors or committee meetings are paid.

     DIRECTORS OPTION PLANS

     AFC maintains the AFC 1993 Stock Option Plan for Outside Directors (the "1993 Directors Option Plan"), which has remained frozen by the Board since 1996, and the 1996 Stock Option Plan for Outside Directors of AFC (the "1996 Directors Option Plan") pursuant to which non-employee directors of AFC and the Association are granted options on terms previously approved by the shareholders of AFC.

     Pursuant to the 1996 Directors Option Plan, each person who was a non-employee director of AFC or the Association on May 15,1996 was granted an initial option on such date to purchase 2,000 shares of AFC Common Stock. Each person who becomes a non-employee director of AFC or the Association after May 15, 1996 is granted, on the 15th day of the month following the month in which he or she becomes a non-employee director, an option to purchase 4,000 shares of AFC Common Stock at an exercise price per share equal to the closing bid quotation for AFC Common Stock on the NASDAQ Stock Market on the date of grant. In addition, on January 15th of each succeeding year, each person who is then a non-employee director receives a grant of an option to purchase an additional 2,000 shares of AFC Common Stock at an exercise price per share equal to the closing bid quotation for AFC Common Stock on the NASDAQ Stock Market on the date of grant. All options granted pursuant to the 1996 Directors Option Plan vest and become exercisable upon grant.

     All options granted under the 1993 Directors Option Plan or the 1996 Directors Option Plan expire upon the earlier of 10 years following the date of grant or one year following the date the director ceases to be a director for any reason other than removal for cause, in which case the director's options immediately terminate.

     DIRECTOR RRP

     The Association maintains the Association Recognition and Retention Plan for Outside Directors (the "Director RRP") pursuant to which directors of AFC or the Association who are not employees of AFC, the Association, or any of their affiliates have been awarded restricted shares of AFC Common Stock on terms previously approved by the shareholders of AFC.

     Non-employee directors of AFC or the Association in 1993 received awards of restricted shares which became fully vested and were distributed. Individuals who became non-employee directors after 1993 and before 1996 (Mr. Powderly) received an award of 10,176 restricted shares, subject to vesting in three equal annual installments.

     In connection with the adoption of the 1996 Director Stock Option Plan, the Director RRP was amended such that no further awards will be made pursuant to the Director RRP.

     DIRECTORS' RETIREMENT PLAN

     The Association maintains the Directors' Retirement Plan (the "Retirement Plan") to provide retirement benefits for directors, who are not also employees of AFC or the Association, with at least 10 years of service as a director of AFC or the Association. The annual benefit is payable beginning in the month following termination of service as a director or attainment of age 65, whichever is later, and continues until the death of the retired director. The annual benefit amount is equal to 100% of the annualized aggregate rate of fees paid for service as a non-employee director of AFC or the Association for the last month of service prior to retirement, reduced by 10% for each year that the director's years of service is less than 20.

     The Retirement Plan provides that, in the event of a change of control of AFC or the Association, each director may require the Association or its successor to pay either (i) a lump sum payment to the director, at the time of the change of control or such later date as the director ceases to serve as a director of AFC or the Association, equal to the actuarially determined present value of the future benefits payable to the director or (ii) an amount into a grantor trust established for the benefit of the director adequate to fund the benefits payable under the Retirement Plan as they become due.

     DIRECTORS DEFERRED COMPENSATION PLAN

     AFC has adopted the AFC Directors Deferred Compensation Plan (the "Deferred Plan") which is an unfunded plan. Pursuant to the Deferred Plan, outside directors of either AFC or the Association may elect to defer receipt of all or any part of the directors' fees to which such director would otherwise be entitled. Deferred fees are carried on the books of AFC and are credited with interest quarterly at a rate equal to the average of AFC's consolidated cost of funds and yield on investments for the preceding quarter, unless the cost of funds exceeds the yield on investments, in which case the rate is based upon the preceding quarter's consolidated yield on investments.

     In the event of a change of control of AFC, the Association or other affiliated company, as defined in the Deferred Plan, each participating director may elect that his fees, with accrued interest, be placed in a grantor trust established for the benefit of the director, applied to the purchase of an insurance company annuity contract to provide payments according to the director's previously selected payment schedule, or he may continue to rely upon AFC or its successor for the payment of such benefits.

     DIRECTORS' DEATH BENEFIT

     The Board has adopted the AFC Death Benefit Plan for Outside Directors (the "Death Benefit Plan") which provides that in the event a non-employee director dies while in service as a director of AFC or the Association, the decedent's designated beneficiary will receive from AFC a payment equal to the aggregate directors' fees received by the director for the last month of service as a director of AFC and the Association annualized. If a director leaves the service of AFC and the Association for any reason other than death, all rights to any benefit under the Death Benefit Plan cease.

EXECUTIVE COMPENSATION

     The Report of the Compensation Committee on Executive Compensation and the Stock Performance Chart shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, except to the extent that AFC specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Under rules established by the SEC, AFC is required to provide certain data and information regarding the compensation and benefits provided to AFC's Chief Executive Officer and certain other executives of AFC. The disclosure requirements for the Chief Executive Officer and such other executives include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee of AFC, at the direction of the Board, has prepared the following report for inclusion in this proxy statement.

     GENERAL. The compensation of the executive and other officers of AFC for fiscal year 1997 was reviewed by the Compensation Committees of AFC and the Association and ratified by the Boards of Directors of AFC and the Association in December 1996.

     The Compensation Committee of AFC met on two occasions in fiscal 1997. It limited its activities to granting stock options under the 1996 Officer Option Plan to, among others, executive officers, adopting certain policies with respect to the administration of the option plans of AFC, ratifying certain actions of the Association's Compensation Committee relating to payments earned by, among others, executive officers under the Association Incentive Compensation Plan for Select Executives (the "Incentive Compensation Plan"), and the establishment of compensation levels for the executive officers of AFC for fiscal year 1998.

     EXECUTIVE COMPENSATION PHILOSOPHY. The primary objective of the executive compensation program of AFC and the Association is to attract and retain highly skilled and motivated executive officers who will manage AFC in a manner to promote its growth and profitability and advance the interests of its shareholders. The compensation program is designed to provide levels of compensation which are competitive and reflective of the organization's performance in achieving its goals and objectives, both financial and non-financial, as determined in its business plan. The program aligns the interests of the executives with those of the shareholders of AFC by providing a proprietary interest in AFC, the value of which can be significantly enhanced by the appreciation of AFC Common Stock. The program also seeks to adequately provide for the needs of the executive upon retirement based upon the length of service provided to AFC, the Association and their successors.

     In structuring its executive compensation program, among the factors considered by AFC is the before and after tax financial impact the program will have or likely have on AFC and the Association. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limitation of $1 million for each executive named in the "Summary Compensation Table" below (the "Named Executive" or collectively the "Named Executives") on the deductibility of certain elements of compensation, as defined in the Code, paid to such executive by either AFC or the Association. Among the factors which would influence the effect of this provision, in addition to the specific provisions of its compensation plans, is the date the specific plan was adopted or implemented, as well as the composition of the Compensation Committees. This limitation does not apply to all institutions within AFC's industry or to all companies from which it would recruit executive personnel. For 1997, based upon the current level and composition of the compensation of its executive officers, the limitations contained in Section 162(m) of the Code have not had any adverse impact on the financial condition or results of operations of AFC.

     The executive compensation program of AFC consists of four elements: base salary, short-term incentive compensation, long-term incentive compensation and retirement benefits. The following is a discussion of each of these components.

     BASE SALARY. Salary levels are designed to be competitive with cash compensation levels paid to similar executives at banking and thrift institutions of similar size and standing, giving due consideration to the marketplace in which AFC and the Association operate. Base salary is considered in conjunction with the short-term incentive compensation component of the executive compensation program. Base salary is set at a level to provide a reasonably competitive level of compensation even if AFC, due to factors outside of the control of the executives, fails to meet its minimum threshold targets such that no awards are made under the short-term incentive component of the compensation program.

     To determine whether or not base salary and short-term incentive compensation, discussed below, for 1997 were set at levels that were competitive, the Compensation Committee reviewed a number of sources of information, including SNL Executive Compensation Review 1996, Thrift Institutions, and the SNL Executive Compensation Review 1996, Commercial Banks. Particular emphasis was placed on those institutions that were of similar asset size to that of AFC. The total cash compensation level was then targeted at the high end of the survey data in recognition, in part, that such survey data is historical in nature.

     As a result of their analysis, the Compensation Committees approved, and the Boards of Directors of AFC and the Association ratified, total 1997 base salary compensation, excluding Mr. Keegan, for the remaining six (6) executive officers of $1,866,250, compared to $1,737,000 paid to six such officers for 1996. The Chief Executive Officer received an increase of $40,000, from $560,000 to $600,000, or 7.14%, effective January 1, 1997. The remaining five (5) executive officers received increases averaging 7.44%, ranging from a high of 9.3% to a low of 6.1%. All such increases reflected contributions to the goals and objectives of AFC and the Association and the increased cost of living within the market from which AFC and the Association draw their work force. Mr. Keegan joined AFC and the Association as an executive officer commencing September 30, 1997. His compensation was negotiated as part of The GreaterMerger.

     SHORT-TERM INCENTIVE COMPENSATION. Short-term incentive compensation consists of awards paid pursuant to the Association's Incentive Compensation Plan. The Board and Compensation Committee of AFC recognize that the operation of AFC is substantially impacted by the environment in which it operates. It is expected that its executives will maintain systems in place to monitor that environment and will take steps to foresee and manage the various risks that such environment presents. The Board and the Compensation Committee also believe that to be effective, the attainment of targets established under the short term incentive component of the compensation program should be both attainable, yet very challenging.

     The Incentive Compensation Plan for 1997 provided for a target incentive for the Chief Executive Officer equal to thirty-five percent (35%) of his base salary and, in the case of the other executive officers, including Mr. Keegan as to that portion of his base salary earned while employed by AFC and the Association, equal to twenty-five percent (25%) of each executive's base salary. Individual awards to the Chief Executive Officer are computed based upon AFC's consolidated financial performance, to the extent of eighty percent (80%) of the award, and an evaluation of his contribution to and the overall level of achievement of the goals and objectives of AFC's business plan, to the extent of twenty percent (20%) of the award. Other executive officers' awards were similarly computed with AFC's consolidated financial performance comprising seventy-five percent (75%) of the award and individual performance related to AFC's business plan comprising twenty-five percent (25%).

     The financial performance measurements utilized for 1997 for the financial performance portion of such awards were as follows: (i) eighty percent (80%) of the financial performance measure was based upon the earnings per share of AFC; and (ii) twenty percent (20%) was based upon the return on average assets of AFC. For each of these measurements, a series of achievement levels was established, with each level assigned a percentage award from zero percent (0%) up to one hundred percent (100%). The zero percent (0%) award represented performance below a reasonable threshold level of achievement. If the range of performance specified for a one hundred percent (100%) award was exceeded, the executive could be paid an award of up to one hundred fifty percent (150%) of the financial performance measurement award. The Compensation Committee of the Association, which administers the plan, has discretion under the Incentive Compensation Plan to exclude from AFC's financial performance unusual items of income or loss in determining the actual awards to be granted and may make additional awards to any employee who has made an unusual and important contribution outside of the ordinary course of his or her duties.

     For fiscal year 1997, AFC's financial performance, after adjustment by the Compensation Committee, resulted in awards of up to 120% of target amounts for financial performance. Executive officers also received up to 120% of their individual performance awards.

     LONG-TERM INCENTIVE COMPENSATION. The long-term incentive compensation portion of AFC's and the Association's compensation program consists of the Association Recognition and Retention Plan for Officers and Employees (the "Officer and Employee RRP"), the Incentive Option Plan and the 1996 Officer Option Plan (the option plans being referred to collectively as the"Option Plans").These plans are designed to provide incentives for longer-term positive performance of the executive officers and to align their financial interests to those of AFC shareholders by providing the opportunity to participate in AFC Common Stock price appreciation, if any, which may occur after the date of grant of such award or option.

     The Compensation Committee of the Association administers the Officer and Employee RRP, determines which eligible employees will be granted plan share awards (the "Plan Share Awards") and grants Plan Share Awards. Officer and Employee RRP Plan Share Awards, which are nontransferable and nonassignable, are granted in the form of shares of AFC Common Stock and are held in trust until the Plan Share Awards vest.

     Recipients of the Plan Share Awards become vested in the shares of AFC Common Stock covered by the Plan Share Awards over a period of time. The Plan Share Awards granted to the Named Executives vest in equal installments of twenty percent (20 %) on the tenth business day of January each year, commencing on January 17, 1995. Effective September 30, 1997, Mr. Keegan was granted a Plan Share Award of 15,000 shares of AFC Common Stock which will vest in three equal annual installments commencing on January 10, 1998. Plan Share Awards immediately vest upon termination of employment due to death, disability or retirement of the award holder or following a change of control of AFC or the Association, as defined in the Officer and Employee RRP. In the event that an award holder otherwise terminates employment with AFC or the Association, the award holder's non-vested awards will be forfeited. See "Executive Compensation
- Employment Agreements" below.

     Vested shares are distributed to recipients as soon as practicable following the vesting date. At such time, the recipients also receive amounts equal to accumulated dividends with respect to such shares. Prior to vesting, recipients of Plan Share Awards may direct the voting of shares of AFC Common Stock granted to them and held in the trust. Shares of AFC Common Stock held by the Officer and Employee RRP trust which have not been awarded are voted by the trustee in the same proportion as the awarded shares are voted in accordance with the directions given by the recipients. See the "Summary Compensation Table" below for description of the Plan Share Awards outstanding to the Named Executives as of December 31, 1997. See the table above related to the beneficial ownership of AFC Common Stock by the directors, Board Nominees and executive officers of AFC and "Executive Compensation - Incentive Option Plans" below for further information regarding options related to the Named Executives.

     RETIREMENT BENEFITS. Retirement benefits are designed to provide for an adequate level of income to the executive officer following his or her retirement from AFC and the Association based upon length of service with the organization and to support the goals and objectives of the rest of the compensation program as described above. The retirement benefits are provided through the Association Incentive Savings Plan, the ESOP, the Association Employees' Pension Plan (the "Pension Plan"), the Association Excess Benefit Plan (the "Excess Plan"), and the Association Supplemental Benefit Plan (the "Supplemental Plan"). See "Executive Compensation - Pension Plans" for a description of the Pension Plan, Excess Plan and Supplemental Plan which are all defined benefit pension plans.

     The Association maintains the ESOP and ESOP Trust for the benefit of the salaried employees of AFC and the Association. The ESOP provides for the allocation of shares of AFC Common Stock and other contributions, if any, based on payments by the Association of a loan made by AFC in 1993 to the ESOP to fund the acquisition of 2,642,354 shares of AFC Common Stock. See the "Summary Compensation Table" below and the table above related to the beneficial ownership of AFC Common Stock by the directors, Board Nominees and executive officers of AFC for further information regarding the ownership of AFC Common Stock by the Named Executives.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The Compensation Committees of AFC and the Association met in December 1996 to review the performance of the executive officers during 1996, to establish recommended compensation levels for such officers for 1997 and to commence discussions regarding appropriate goals and participation levels with respect to such officers participation in the Incentive Compensation Plan.

     At the December 1996 meeting, the financial performance of AFC and the accomplishments of financial and non-financial goals and objectives of AFC and the Association, as set forth in the prior year business plan, were reviewed as was the performance of the executive officers of AFC. Mr. Engelke provided to the Committees his insights as to both his own performance and that of the other executive officers.

     The Compensation Committees, based upon these discussions, determined the level of salary for the executive officers, including the Chief Executive Officer, to take effect January 1, 1997, after reviewing the overall executive compensation program for the executive officers including the Chief Executive Officer. As a part of that review, the Committees utilized relative information provided in the SNL Executive Compensation Review 1996, Thrift Institutions and the SNL Executive Compensation Review 1996, Commercial Banks.

                         COMPENSATION COMMITTEE OF AFC
    William J. Fendt, Chairman               Thomas J. Donahue
    Andrew M. Burger                         Ralph F. Palleschi
    Denis J. Connors                         George L. Engelke, Jr. (ex officio)

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     While AFC does not, the Association from time to time lends money to AFC's and the Association's directors, Board Nominees, executive officers, or members of their families, as well as to members of the public. The Association's policy provides that all loans made by the Association to AFC or Association directors and executive officers or members of their families be made in the ordinary course of the Association's business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and not involve more than the normal risk of collection or present other unfavorable features. Since January 1, 1996, all loans outstanding to the directors, Board Nominees or executive officers of AFC or members of their immediate families were made in conformity with the Association's policy in this regard and have not been disclosed as non-accrual, past due, restructured or potential problems.

     Recommendations to the Compensation Committees of AFC and the Association as to officers' salaries, including those of executive officers, are developed by an internal salary committee including Messrs. Engelke and Sheerin and the Association's Vice President - Human Resources, a non-executive officer. These recommendations are presented to the Compensation Committees by Mr. Engelke. Mr. Engelke also provides insight to the Compensation Committees regarding his and the performance of the other officers of AFC and the Association, both executive and non-executive. Mr. Engelke is an ex officio member of the Compensation Committees and does not participate in the discussion or approval of compensation issues relating to himself.

     STOCK PERFORMANCE CHART. The following graph shows a comparison of cumulative total shareholder return on AFC Common Stock since November 18, 1993, the day AFC Common Stock commenced trading, with the cumulative total returns of both a broad market index, the NASDAQ Stock Market (U.S.) Index produced by the Center for Research in Security Prices ("CRSP"), and a peer group index, the NASDAQ Financial Stock Index also produced by CRSP. The peer group index set forth in the graph below consists of a different set of institutions than that considered by the Compensation Committees or the Boards of Directors of AFC or the Association in determining the compensation of the executive officers.

                    COMPARISON OF CUMULATIVE TOTAL RETURN OF
         AFC COMMON STOCK, NASDAQ MARKET INDEX AND PEER GROUP INDEX (1)

                             [GRAPH APPEARS HERE]

                     AFC COMMON STOCK  NASDAQ MARKET INDEX  NASDAQ FINANCIAL INDEX
                     ----------------  -------------------  ----------------------
November 18, 1993       $100.000             $100.000                $100.000
December 31, 1993         96.943              103.044                 102.927
December 30, 1994         91.703              100.726                 103.171
December 29, 1995        160.852              142.453                 150.225
December 31, 1996        263.897              175.209                 192.612
December 31, 1997        403.785              215.005                 296.430

----------------------------

(1) Assumes $100 invested on November 18, 1993 and all dividends reinvested through the end of AFC's fiscal year ended December 31, 1997. NASDAQ Market Index and NASDAQ Financial Index values calculated using daily values for CRSP Total Return Indexes as of the applicable date.

SUMMARY COMPENSATION TABLE

     The following table shows, for the fiscal years ended December 31, 1997, 1996 and 1995, the cash compensation paid by AFC and the Association, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the four highest paid executive officers (the "Named Executives") of

AFC and the Association who received salary and bonuses in excess of $100,000 in the 1997 fiscal year.

                                           ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                                       ----------------------------     -------------------------------------------
                                                                                         AWARDS      PAYOUTS
                                                                        -------------------------------------------
                                                             OTHER                      SECURITIES                   ALL
                                                             ANNUAL     RESTRICTED      UNDERLYING                  OTHER
                                                             COMPEN-      STOCK          OPTIONS/      LTIP         COMPEN-
NAME AND                               SALARY     BONUS      SATION       AWARDS          SARS        PAYOUTS       SATION
PRINCIPAL POSITIONS           YEAR       $        ($) (1)      ($)       ($) (2)         (#)(3)         ($)         ($) (4)
-------------------           ----     -------    -------    -------    ---------       ----------    -------      ----------
George L. Engelke, Jr.        1997     600,000    252,000      ---         ---            30,000        ---          77,188
 Chairman, President,         1996     560,000    215,600      ---         ---            20,000        ---          56,080
 CEO and Director             1995     525,000    126,000      ---         ---             ---          ---          40,091

Arnold K. Greenberg           1997     281,250     70,000      ---         ---            12,500        ---          77,188
 Executive Vice President     1996     265,000     66,250      ---         ---            10,000        ---          56,080
 and Assistant Secretary      1995     250,000     41,250      ---         ---             ---          ---          40,091

Thomas W. Drennan             1997     285,000     78,000      ---         ---            17,500        ---          77,188
 Executive Vice President     1996     265,000     72,875      ---         ---            10,000        ---          56,080
                              1995     250,000     41,250      ---         ---             ---          ---          40,091

Monte N. Redman               1997     295,000     81,000      ---         ---            17,500        ---          77,188
 Executive Vice President     1996     270,000     74,250      ---         ---            10,000        ---          56,080
 and Chief Financial          1995     250,000     41,250      ---         ---             ---          ---          40,091
 Officer

William K. Sheerin            1997     210,000     52,000      ---         ---            12,500        ---          77,188
 Executive Vice President     1996     197,000     49,250      ---         ---            10,000        ---          56,080
 and Secretary                1995     183,000     30,195      ---         ---             ---          ---          40,091

-----------------------------------------------


(1) The column titled "Bonus" consists of payments under the Association Incentive Compensation Plan which is a short-term incentive plan. See "Executive Compensation - Report of the Compensation Committee on Executive Compensation".
(2) Pursuant to the Officer and Employee RRP, as of December 31, 1997, Messrs. Engelke, Greenberg, Drennan, Redman and Sheerin had outstanding grants of restricted stock of 105,800, 37,836, 37,836, 37,836, and 28,478 shares of
     AFC Common Stock, respectively. The awards, based upon the closing price of AFC Common Stock of $55.75, as quoted on the NASDAQ National Market on December 31, 1997, had a value of $5,898,350, $2,109,357, $2,109,357,
     $2,109,357 and $1,587,648, respectively.
(3) There were no options or stock appreciation rights ("SARs") granted to any of the Named Executives during 1995. Options with limited stock appreciation rights ("LSARs") attached were granted to the Named Executives during 1996 and 1997. No freestanding SARs have been granted to the Named Executives. See "Executive Compensation - Incentive Option Plans" below.
(4) The sums reported represent the fair market value of AFC Common Stock which was allocated under the ESOP to the account of the Named Executive during the year ended December 31, 1997, 1996, and 1995, respectively, based upon the closing price of AFC Common Stock of $55.75 as quoted on the NASDAQ National Market on December 31, 1997, $36.875 as quoted on the NASDAQ National Market on December 31, 1996 and $22.8125 as quoted on the NASDAQ National Market on December 29, 1995, respectively.

EMPLOYMENT AGREEMENTS

     AFC and the Association have entered into employment agreements with each of the executive officers.

Mr. Engelke's and Mr. Keegan's employment agreements each provide for a three-year term. The employment agreements entered into with the remaining Named Executives each provide for two-year terms. The Association's agreements each run from January 1st, except for Mr. Keegan's which runs from October 1st. Prior to January 1st each year, the Board of Directors of the Association may extend the agreements with the Association for an additional year such that the remaining terms shall be 3 years, in the cases of Mr. Engelke and Mr. Keegan, and 2 years, as to the other Named Executives. Prior to January 1, 1998, such employment agreements were so extended. The agreements with AFC automatically extend daily, so as to maintain their original term, unless written notice of non-renewal is given by the Board. No such notice has been given to any Named Executive.

     The employment agreements provide for the Named Executives' participation in retirement plans, group life, medical and disability insurance plans and any other employee benefit programs, including incentive compensation plans and stock option, SAR and restricted stock plans maintained by AFC or the Association in accordance with the terms and conditions of such plans. The employment agreements also provide that AFC and the Association will maintain for the benefit of the Named Executives directors and officers liability insurance and will indemnify the Named Executives for claims and related costs and liabilities, arising from the services provided pursuant to the employment agreements on prescribed terms for a period of six years beyond the termination of such agreements.

     The employment agreements provide for termination of each of the Named Executive's employment at any time by AFC or the Association with or without cause, as separately defined in such agreements. The Named Executive would be entitled to a severance payment(s) in the event the Named Executive's employment terminates (i) due to AFC's or the Association's (A) failure to re-elect the executive to his current office, and in Mr. Engelke's and Mr. Keegan's agreements, to the Board; (B) failure by whatever cause to vest in the executive the functions, duties or responsibilities prescribed for the executive in such agreement; (C) a material breach of the agreement by AFC or the Association or a reduction in the executive's base salary or other change to the terms and conditions of the executive's compensation and benefits which either individually or in the aggregate, as to such executive, has a material adverse effect on the aggregate value of the total compensation package provided to such executive; or (D) relocation of the executive's principal place of employment outside of Nassau or Queens Counties of New York; or (ii) for reasons other than
(A) for cause; (B) voluntary resignation, except as a result of the actions specified under clause (i) above or following a change of control, as defined in the agreements; (C) following the executive's attainment of mandatory retirement age for executive officers (currently 70 years of age); (D) death; (E) long term disability or (F) expiration of the term of the agreement.

     The severance payment(s), to which the Named Executives would be entitled, include: (i) continued life, medical and disability insurance benefits for the period from termination of the executive's employment through the remaining term of the applicable employment agreement as if the executive had continued in the employmentAFC or the Association through the end of the term of the agreement (the "Unexpired Term"); (ii) a lump sum payment equal to the present value of the salary, incentive compensation, pension, profit-sharing and ESOP benefits the executive would have earned during the Unexpired Term computed using a prescribed valuation method; (iii) accelerated vesting of all outstanding options and restricted stock awards; and at the election of AFC or the Association, a cash settlement of all outstanding options and restricted stock awards.

     In addition to the severance payment described above, if a Named Executive's employment terminates following a change of control of AFC or the Association, the executive's employment agreement with AFC provides that for any taxable year in which the executive would be liable for the payment of excise taxes under Section 4999 of the Code with respect to any payment in the nature of compensation paid by AFC or any of its affiliated companies, as a result of such payments constituting "excess parachute payments" under Section 280G of the Code, or any successor thereto, then an amount will be paid (the "Tax Payment") to the executive, or on behalf of the executive, based upon a formula set forth in the agreements, the effect of which would be to maintain the after-tax severance benefit to which the executive would be entitled as described in the preceding paragraph but for the application of the excise tax specified in
Section 4999 of the Code and any federal, state and local income or other taxes to which the executive would be subject as a result of the Tax Payment.

     It is anticipated, given the renewal provisions described above and set forth in the employment agreements between AFC and the Named Executives, respectively, that in the event of a termination of a Named Executive, entitling such executive to a severance benefit or the payment described in the preceding paragraph, the Unexpired Term, in the case of Mr. Engelke and in the case of Mr. Keegan, will be three years from the date of termination and, in the case of the other Named Executives, will be two years from the date of termination.

INCENTIVE OPTION PLANS

     The Board has established the Incentive Option Plan and the 1996 Officer Option Plan for the benefit of the officers and employees of AFC and the Association. The following table sets forth all grants of options (and limited
SARs), under the 1996 Officer Option Plan, to the Named Executives during 1997 and contains certain information about potential value of these options based upon certain assumptions as to the appreciation of AFC Common Stock over the life of the option. No options or SARs were granted pursuant to the Incentive Option Plan to any of the Named Executives during 1997, nor has AFC, during such period, adjusted or amended the exercise price of any stock options or SARs previously awarded to any of the Named Executives or otherwise.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                             POTENTIAL
                                                                                         REALIZABLE VALUE AT
                                                                                           ASSUMED ANNUAL
                                                                                           RATES OF STOCK
                                                                                                PRICE
                                                                                             APPRECIATION
                                                 INDIVIDUAL GRANTS                        FOR OPTION TERM (4)
                              -----------------------------------------------------------------------------------
                                             % OF TOTAL
                                             OPTIONS/
                              SECURITIES     SARS
                              UNDERLYING     GRANTED TO   EXERCISE
                              OPTIONS/       EMPLOYEES    OR BASE
                              SARS           IN FISCAL    PRICE PER    EXPIRATION
                              GRANTED (1)    YEAR (2)     SHARE (3)       DATE                5%          10%
                              -----------------------------------------------------------------------------------
George L. Engelke, Jr.        30,000         7.18%        $58.125     December 16, 2007   $1,096,635   $2,779,088
Arnold K. Greenberg           12,500         2.99%        $58.125     December 16, 2007   $  456,931   $1,157,954
Thomas W. Drennan             17,500         4.19%        $58.125     December 16, 2007   $  639,704   $1,621,135
Monte N. Redman               17,500         4.19%        $58.125     December 16, 2007   $  639,704   $1,621,135
William K. Sheerin            12,500         2.99%        $58.125     December 16, 2007   $  456,931   $1,157,954

------------------------------------

(1) Of the options granted, each Named Executive received the grant of an option as to 1,720 shares of AFC Common Stockwhich are intended to qualify as incentive stock options. The remainder are non-statutory stock options. All options granted to the Named Executives have a ten year term and vest on January 10, 2001. See "Executive Compensation - Employment Agreements" above. All such options also vest and become immediately exercisable upon death, disability, retirement or in the event of a Change of Control or Threatened Change of Control, as defined in the 1996 Officer Option Plan. All such options were granted in tandem with LSARs which provide that, in the event of a Change of Control, the Named Executive, in lieu of exercising the option as to which the LSAR relates, may, during the period commencing on the Change of Control and ending at the latter of six (6) months following such date or thirty (30) days following the earliest date on which the Named Executive may exercise the LSAR without subjecting himself to liability under Section 16 of the Exchange Act, as amended, surrender his option and receive a payment in cash equal to, on a per share basis as to the number of shares as to which the option is surrendered, the difference between the exercise price per share and the greater of (i) the highest price paid per share of AFC Common Stock by any person who initiated or sought to effect the Change of Control during the one year period ending on the date of the Change of Control or (ii) the average of the Fair Market Value per share as defined in the 1996 Officer Option Plan over the last ten trading days preceding the date of exercise of the LSAR.
(2) Included in calculating the "% of Total Options/SARs Granted to Employees in Fiscal Year" are options granted as part of The Greater Merger, in substitution of options to acquire shares of common stock of The Greater to Mr. Keegan and another former employee of The Greater who remained in the employ of the Association for more than on a temporary basis.
(3) The exercise price may be paid in whole or in part in cash, through the surrender of previously held shares of AFC Common Stock, or the surrender of options granted pursuant to the 1996 Officer Option Plan.
(4) The amounts stated assume the specified annual rates of appreciation only. Actual experience is dependent on the future performance of AFC Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

     The following table provides certain information with respect to options exercised by the Named Executives during 1997 and the number of shares of AFC Common Stock represented by outstanding stock options held by the Named Executives as of December 31, 1997. Also reported are the values for "in-the-money" options, which represents the positive spread between the exercise price of any outstanding stock options and the 1997 fiscal year end price of AFC Common Stock.

                       FISCAL YEAR END OPTION/SAR VALUES


                                                                NUMBER OF               VALUE OF
                                                                SECURITIES UNDERLYING   UNEXERCISED
                                                                UNEXERCISED             IN - THE - MONEY
                                                                OPTIONS/SARS            OPTIONS/SARS
                                                                AT FISCAL YEAR-         AT FISCAL YEAR-
                                                                END (#)                 END ($)
                          SHARES ACQUIRED                       EXERCISABLE/            EXERCISABLE/
   NAME                   ON EXERCISE (#)    VALUE REALIZED (1) UNEXERCISABLE           UNEXERCISABLE (2)
------------------------  ---------------   -----------------   ---------------------   ------------------------
George L. Engelke, Jr.         24,000          $1,029,000         261,660 / 240,440     $11,316,795 / $8,631,530
Arnold K. Greenberg             6,500          $  278,687          91,169 / 87,613      $ 3,943,059 / $3,013,937
Thomas W. Drennan               7,000          $  299,687          85,669 / 92,613      $ 3,705,184 / $3,013,637
Monte N. Redman                   0                 NA             97,669 / 92,613      $ 4,224,184 / $3,013,637
William K. Sheerin              7,000          $  204,125          61,243 / 71,329      $ 2,648,759 / $2,309,354

--------------------------------------

(1) Represents the fair market value per share of AFC Common Stock as quoted on the NASDAQ National Market on the day of exercise of the option minus the exercise price per share of the option exercised times the number of shares of AFC Common Stock as to which the option was exercised.

(2) Represents the fair market value per share of AFC Common Stock at fiscal year end based upon the closing price of $55.75 as quoted on the NASDAQ National Market on December 31, 1997 minus the exercise price per share of the options outstanding times the number of shares of AFC Common Stock as to which the option, whether exercisable or unexercisable as the case may be, relates. Excluded are options with an exercise price in excess of $55.75.

     PENSION PLANS. The Association maintains the Pension Plan, a non-contributory defined benefit pension plan for the benefit of eligible employees. The Pension Plan permits the trustee thereof to purchase shares of AFC Common Stock. At December 31, 1997, the Pension Plan trust held 60,000 shares of AFC Common Stock.

     The Association also maintains the Excess Plan. This non-qualified plan provides the benefits that would have been provided under the Pension Plan but for the maximum annual benefit limitation in Section 415 of the Code ($114,000 for 1997, payable in the form of a ten-year certain and continuous annuity at age 65) and the maximum annual compensation limitation in Section 401(a)(17) of the Code ($160,000 for 1997). In addition, the Association maintains the Supplemental Plan. This non-qualified plan was adopted effective January 1, 1989 so that selected participants in the Pension Plan could receive the retirement benefits that would have been provided under the Pension Plan had the benefit formula in effect immediately prior to that date remained in effect.

     The following tables set forth the estimated annual benefits payable under the defined benefit pension plans described above upon retirement at age 65 in calendar year 1997, expressed in the form of a ten-year certain and continuous annuity, for the highest five-year average annual base wage (referred to in the table as remuneration) and years of service classifications specified.



PENSION AND EXCESS PLANS

                        CREDITABLE YEARS OF SERVICE AT AGE 65 (1)
                   -------------------------------------------------
REMUNERATION (2)       15        20        25        30      35 (3)
------------        --------  --------  --------  --------  --------
  $125,000          $ 27,400  $ 36,500  $ 45,600  $ 54,700  $ 54,700
   150,000            33,400    44,500    55,600    66,700    66,700
   175,000            39,400    52,500    65,600    78,700    78,700
   200,000            45,400    60,500    75,600    90,700    90,700
   225,000            51,400    68,500    85,600   102,000   102,000
   250,000            57,400    76,500    95,600   114,700   114,700
   300,000            69,400    92,500   115,600   138,700   138,700
   400,000            93,400   124,500   155,600   186,700   186,700
   450,000           105,400   140,500   175,600   210,700   210,700
   500,000           117,400   156,500   195,600   234,700   234,700
   600,000           141,400   188,500   235,600   282,700   282,700
   700,000           165,400   220,500   275,600   330,700   330,700
   800,000           189,400   252,500   315,600   378,700   378,700


PENSION, EXCESS AND SUPPLEMENTAL PLANS

                        CREDITABLE YEARS OF SERVICE AT AGE 65 (1)
                   -------------------------------------------------

REMUNERATION (2)          15        20        25        30     35 (3)
----------------    --------  --------  --------  --------  --------
  $125,000          $ 32,200  $ 42,900  $ 53,600  $ 64,300  $ 64,300
   150,000            49,700    52,900    66,100    79,300    79,300
   175,000            47,200    62,900    78,600    94,300    94,300
   200,000            54,700    72,900    91,100   109,300   109,300
   225,000            62,200    82,900   103,600   124,300   124,300
   250,000            69,700    92,900   116,100   139,300   139,300
   300,000            84,700   112,900   141,100   169,300   169,300
   400,000           114,700   152,900   191,100   229,300   229,300
   450,000           129,700   172,900   216,100   259,300   259,300
   500,000           144,700   192,900   241,100   289,300   289,300
   600,000           174,700   232,900   291,100   350,000   350,000
   700,000           204,700   272,900   341,100   409,300   409,300
   800,000           234,700   312,900   391,100   469,300   469,300

--------------------------

(1) The benefits listed in the retirement benefits table are not subject to any Social Security or other offset amounts.
(2) The remuneration under the Pension Plan, the Excess Plan and the Supplemental Plans is calculated based upon the amount shown in the column entitled "Salary" in the "Summary Compensation Table" and does not include amounts shown in the column entitled "Bonus" in such Table. The Pension Plan is a qualified plan and is subject to the compensation limit, described above, contained in Section 401 (a) (17) of the Code for calculating the Participant's benefit.
(3)  Benefits do not accrue for service in excess of 30 years.

     The Named Executives, as of December 31, 1997, had the following years of credited service (i.e., benefit service): George L. Engelke, Jr., 26 years 6 months; Arnold K. Greenberg, 22 years 7 months; Thomas W. Drennan, 11 years 6 months; Monte N. Redman, 20 years 7 months; and William K. Sheerin, 41 years 8 months.

                                 PROPOSAL NO. 2
    APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF ASTORIA FINANCIAL CORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK OF ASTORIA
                  FINANCIAL CORPORATION TO 200,000,000 SHARES

     The Board has unanimously determined it to be in the best interests of AFC and its shareholders to amend the Certificate of Incorporation of AFC to increase the number of shares of stock that AFC has the authority to issue to an aggregate of 205,000,000 shares, of which 200,000,000 would be AFC Common Stock and 5,000,000 would be Preferred Stock, and directed that the amendment be submitted to a vote of the shareholders at the Annual Meeting for approval. If the proposal is adopted, Article FOURTH (A) of the Certificate of Incorporation of AFC will be amended to read as follows:

          FOURTH: A. The total number of shares of all classes of stock which
          ------
     the Corporation shall have authority to issue is Two Hundred Five million (205,000,000) consisting of:

          1. Five million (5,000,000) shares of Preferred Stock, par value one dollar ($1.00) per share (the "Preferred Stock"); and

          2. Two Hundred million (200,000,000) shares of Common Stock, par value one cent ($.01) per share ("Common Stock").

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO
                                              ---
THE CERTIFICATE OF INCORPORATION.

     The Certificate of Incorporation of AFC currently authorizes the issuance of up to 75,000,000 shares, consisting of 70,000,000 shares of AFC Common Stock and 5,000,000 shares of Preferred Stock. As of the Record Date, AFC had [26,418,340] shares of AFC Common Stock and 2,000,000 shares of Preferred Stock outstanding, with an additional [2,307,023] shares of AFC Common Stock reserved for issuance under AFC's stock option plans and option conversion agreements and an additional 300,000 shares of AFC Common Stock reserved for issuance in connection with the Astoria Financial Corporation Automatic Dividend Reinvestment and Stock Purchase Plan. In addition, AFC had reserved 325,000 shares of Preferred Stock for possible issuance pursuant to the AFC's shareholder rights plan, adopted in July 1996 (the "Rights Plan").

     The Board believes that it is in the best interest of AFC and its shareholders to increase the number of authorized shares of AFC Common Stock in order to have additional shares available for issuance to meet a variety of business needs as they may arise and to enhance AFC's flexibility in connection with possible future actions. These business needs and actions may include stock dividends, stock splits, corporate business combinations, funding of business acquisitions, employee benefit programs and other corporate purposes. The Board periodically considers transactions such as those listed above. No assurance can be given as to the future outcome of such consideration. Due to the number of remaining authorized but unissued or unreserved shares, AFC's ability to use its securities for these purposes could be limited under the present terms of the Certificate of Incorporation. The Board does not intend to issue any stock except on terms or for reasons which the Board deems to be in the best interests of AFC and its shareholders taken as a whole.

     Upon adoption of the amendment, the authorized shares of AFC Common Stock and Preferred Stock in excess of those presently issued will be available for issuance at such times and for such purposes as the Board may deem advisable without further action by AFC's stockholders, except as may be required by applicable laws or regulations. In this regard, the rules of the National Association of Securities Dealers, Inc. with respect to securities of companies approved for trading on the NASDAQ National Market System, upon which AFC's Common Stock trades, currently requires stockholder approval of (a) acquisition transactions where the present or potential issuance of shares could result in an increase of 20% or more in the number of shares of AFC Common Stock outstanding, (b) a stock option or purchase plan to be established pursuant to which stock may be acquired by officers or directors, and (c) a transaction pursuant to which the issuance would result in a change of control.

     The proposed amendment is not intended to be an anti-takeover measure. Shareholders should note, however, that the amendment may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of AFC, if such attempts are not approved by the Board. The Board is not aware of any current efforts to obtain control of AFC. The availability of authorized and unissued AFC Common Stock, in addition to Preferred Stock, could enhance the Board's ability to negotiate for better terms on behalf of the Corporation's shareholders. On the other hand, the authorized and unissued shares could be used to discourage a tender offer or prevent a change in control of AFC. AFC is afforded protection against acquisition attempts, which are not supported by the Board, by provisions contained in AFC's Certificate of Incorporation, Bylaws and the Rights Plan.

     Under the Rights Plan, each shareholder has one Right for each outstanding share of AFC Common Stock held and each newly-issued share of Common Stock will have issued with it one Right. The Rights currently have no value, are represented by the certificates evidencing AFC Common Stock and trade only with such stock. Each Right, initially, will entitle shareholders to buy a one one-hundredth interest in a share of Series A Preferred Stock of AFC at an exercise price of $100.00 upon the occurrence of certain events, as described in the Rights Plan. The Rights Plan was not adopted in response to any specific event, but is intended to help ensure that all shareholders of AFC receive fair and equitable treatment in the event of any proposed acquisition of AFC and guards against partial tender offers, squeeze-outs and other tactics that may be used to gain control of AFC without paying all shareholders a fair and full value for their investment in AFC. The Rights Plan will not prevent AFC from being acquired, but rather encourages potential acquirors to negotiate any proposed transaction with the Board, who has the responsibility to act in the best interest of all of AFC's shareholders.

     While the issuance of shares in certain instances may have the effect of forestalling a takeover, the Board does not intend or view the increase in authorized AFC Common Stock as an anti-takeover measure, nor is AFC aware of any proposed or contemplated transaction of this type.

     In connection with this proposal, AFC recommends that each shareholder, consider among other things, the information set forth in AFC's 1997 Annual Report to Shareholders, a copy of which is being furnished to each shareholder together with this proxy statement, including but not limited to the financial statements of AFC as well as the Management's Discussion and Analysis set forth therein.

                                 PROPOSAL NO. 3
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     AFC's independent auditors for the fiscal year ended December 31, 1997 were KPMG Peat Marwick LLP. AFC's Board has reappointed KPMG Peat Marwick LLP to continue as independent auditors for AFC and the Association for the year ending December 31, 1998, subject to ratification of such appointment by the holders of the voting stock of AFC. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE
                                              ---
APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF AFC.

ADDITIONAL INFORMATION

     Cost of Proxy Solicitation

     The cost of solicitation of proxies by AFC, which is expected to be less than $15,000, will be borne by AFC. Kissel-Blake, Inc. has been retained to assist in the solicitation of proxies under a contract providing for payment of a fee of $5,000 plus reimbursement for its expenses. In addition to solicitations by mail, Kissel-Blake, Inc., or a number of regular employees and directors of AFC and its subsidiaries, may solicit proxies in person, by mail or by telephone, but none of these persons will receive any compensation for their solicitation activities in addition to their regular compensation. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for forwarding solicitation material to the beneficial owners of AFC Common Stock held of record by such fiduciaries, and AFC will reimburse them for their reasonable expenses in accordance with the rules of the SEC and the NASD.

     Shareholder Proposals

     To be considered for inclusion in AFC's proxy statement and form of proxy relating to the annual meeting of shareholders to be held in 1999, a shareholder proposal must be received by the Secretary of AFC at the address set forth on the first page of this Proxy Statement not later than December 4, 1998. Any such proposal will be subject to 17 C.F.R. (S)240.14a-8 promulgated by the SEC under the Exchange Act.

     Notice of Business to be Conducted at an Annual Meeting

     The Bylaws of AFC provide an advance notice procedure for a shareholder to properly bring business before an annual meeting or to nominate any person for election to the Board. The shareholder must give written advance notice to the Secretary of AFC not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received not later than the close of business on the tenth day following the date on which AFC's notice to shareholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by shareholders must include the shareholder's name and address, as they appear on AFC's record of shareholders, the class and number of shares of AFC's capital stock that are beneficially owned by such shareholder, a brief description of the proposed business or the names of the person(s) the shareholder proposes to nominate, and, as to business which the shareholder seeks to bring before an annual meeting, the reason for conducting such business at the annual meeting and any material interest of such shareholder in the proposed business. In the case of nominations for election to the Board, certain information regarding the nominee must also be provided. Nothing in this paragraph shall be deemed to require AFC to include in its proxy statement and proxy relating to an annual meeting any shareholder proposal or nomination which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received.

     Other Matters Which May Properly Come Before the Meeting

     The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters as directed by the Board
     Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are present at the Annual Meeting and wish to vote your shares in person, your proxy may be revoked by voting at the Annual Meeting.

     A COPY OF AFC'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SEC, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS OF RECORD UPON WRITTEN REQUEST TO ASTORIA FINANCIAL CORPORATION, INVESTOR RELATIONS DEPARTMENT, ONE ASTORIA FEDERAL PLAZA, LAKE SUCCESS, NEW YORK 11042-1085.

                                    By order of the Board of Directors,



                                    William K. Sheerin
                                    Executive Vice President and Secretary

Lake, Success, New York
April 2, 1998

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                    [FRONT]

                         ASTORIA FINANCIAL CORPORATION

                                REVOCABLE PROXY

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ASTORIA FINANCIAL CORPORATION FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 1998 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     The undersigned shareholder of Astoria Financial Corporation, hereby authorizes and appoints John M. Graham, Jr., William M. Thomas, Jr., or either of them, proxy of the undersigned, with full power of substitution, to attend and act as proxy for the undersigned and to vote as designated below all shares of common stock of Astoria Financial Corporation which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Astoria Financial Corporation to be held on May 6, 1998 at 9:30 a.m., Eastern time, at the New Hyde Park Inn, 214 Jericho Turnpike, New Hyde Park, New York, and at any adjournment or postponement thereof.

     (CONTINUED ON REVERSE SIDE. PLEASE COMPLETE, SIGN AND DATE ON THE REVERSE SIDE AND PROMPTLY RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.)

                                     [BACK]

     THE BOARD OF DIRECTORS OF ASTORIA FINANCIAL CORPORATION RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL NO. 1 AND "FOR" PROPOSAL NOS. 2 AND 3.



      COMMON                                         [X]  Please mark
      ------                                              your votes
                                                          like this


1. The election of nominees Robert G. Bolton, William J. Fendt and Thomas V. Powderly as directors for terms of three years each.

                 FOR                                   WITHHOLD
                 [ ]                                     [ ]

     TO WITHHOLD AUTHORITY TO VOTE FOR ANY PARTICULAR NOMINEE, LINE OR STRIKE OUT THAT NOMINEE'S NAME AND THEN CHECK THE APPROPRIATE BOX AS TO THE REMAINING NOMINEES.

2. The approval of an amendment to the Certificate of Incorporation of Astoria Financial Corporation to increase the authorized Common Stock of Astoria Financial Corporation to 200,000,000 shares.

                FOR                 AGAINST                 ABSTAIN
                [ ]                   [ ]                     [ ]

3. The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of Astoria Financial Corporation for the fiscal year ending December 31, 1998.

                FOR                 AGAINST                 ABSTAIN
                [ ]                   [ ]                     [ ]

     All proposals listed above in this revocable proxy were proposed by Astoria Financial Corporation. Astoria Financial Corporation is not currently aware of any other business that may come before the Annual Meeting. The persons named as proxies herein will vote the shares represented hereby as directed by the Board of Directors of Astoria Financial Corporation upon such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof, including, without limitation, a motion to postpone or adjourn the Annual Meeting.

     THIS PROXY IS REVOCABLE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NOS. 2 AND 3.



     The undersigned hereby acknowledges receipt, prior to the execution of this proxy, of a Notice of Annual Meeting of Shareholders of Astoria Financial Corporation, a Proxy Statement dated April 2, 1998 for the Annual Meeting and a 1997 Annual Report to Shareholders of Astoria Financial Corporation.

PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

X                         X                        Date:                  , 1998
----------------------    ----------------------        ------------------

Please sign name exactly as it appears hereon. If shares are registered in more than one name, all should sign, but if one signs, it binds the others. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.